UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2011

SANTARUS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50651	33-0734433
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3721 Valley Centre Drive, Suite 400, San Diego, California 92130

(Address of Principal Executive Offices) (Zip Code)

(858) 314-5700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On December 21, 2011, Santarus, Inc. (“Santarus”) filed a lawsuit in the United States District Court for the District of New Jersey against Zydus Pharmaceuticals USA, Inc. (“Zydus”) for infringement of the patents listed in the Orange Book for Santarus’ prescription product, Zegerid® (omeprazole/sodium bicarbonate) Capsules. The University of Missouri, licensor of the patents, is joined in the litigation as a co-plaintiff.

Also on December 21, 2011, MSD Consumer Products, Inc. (“MSD”) filed a lawsuit in the United States District Court for the District of New Jersey against Zydus for infringement of the patents listed in the Orange Book for Zegerid OTC® (omeprazole/sodium bicarbonate) Capsules. The University of Missouri and Santarus are joined in the litigation as co-plaintiffs. Santarus entered into an OTC license agreement with MSD in October 2006, granting MSD exclusive rights to develop, manufacture, market and sell Zegerid brand omeprazole products for the OTC market in the U.S. and Canada.

The lawsuits are in response to two Abbreviated New Drug Applications (“ANDAs”) filed by Zydus with the U.S. Food and Drug Administration (“FDA”) regarding Zydus’ intent to market generic versions of Zegerid Capsules and Zegerid OTC prior to the July 2016 expiration of the four listed patents (U.S. Patent Nos. 6,645,988; 6,489,346; 6,699,885; and 7,399,772). In connection with ongoing litigation relating to Zegerid prescription products, the U.S. District Court for the District of Delaware ruled in April 2010 that these patents were invalid due to obviousness. Santarus filed an appeal of that decision to the U.S. Court of Appeals for the Federal Circuit. Oral arguments in the appeal were held on May 2, 2011 and Santarus is still awaiting a decision.

The lawsuits were each commenced within the 45 days required to automatically stay, or bar, the FDA from approving Zydus’ ANDA for 30 months or until a district court decision that is adverse to the plaintiffs, whichever may occur earlier.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.

Date: December 22, 2011	By:	/s/ Debra P. Crawford
	Name:	Debra P. Crawford
	Title:	SVP, Chief Financial Officer